Wintrust Financial Corporation

Form 10-K, Exhibit 12.2

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

The following table presents the calculation of the ratio of earnings to fixed charges and preferred stock dividends for the last five years.

(dollars in thousands)

	September 30,		September 30,		September 30,		September 30,		September 30,		September 30,
			Years ended December 31,
			2011		2010		2009		2008		2007
Income before income taxes	A		$128,033		$100,807		$117,504		$30,641		$83,824

Interest expense:
Interest on deposits			$87,938		$123,779		$171,259		$219,437		$294,914
Interest on other borrowings	C		56,478		53,492		44,479		50,719		55,093

Total interest expense	B		$144,416		$177,271		$215,738		$270,156		$350,007

Dividends on preferred shares (1)	D		$6,592		$44,810		$27,009		$3,377		$—

Ratio of earnings to fixed charges and preferred stock dividends:
Including deposit interest	(A+B	) / (B+D)	1.80	x	1.25	x	1.37	x	1.10	x	1.24	x
Excluding deposit interest	(A+C	) / (C+D)	2.93	x	1.57	x	2.27	x	1.50	x	2.52	x

(1)	The dividends on preferred shares were increased to amounts representing the pretax earnings that would be required to cover such dividend requirements.